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                                                                    EXHIBIT 99.1



                           [HELEN OF TROY LETTERHEAD]




                                                           FOR IMMEDIATE RELEASE



                         HELEN OF TROY LIMITED ACQUIRES
                         SIX STRONG CONSUMER BRANDS FROM
                          THE PROCTER & GAMBLE COMPANY


         EL PASO, TEXAS - SEPT. 26 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand name personal care products, today announced that it has signed a definitive agreement to acquire directly and through license agreements, six well known consumer brand names from The Procter & Gamble Company.

         Brands acquired directly include Condition 3-in-1(R), Final Net(R), Vitalis(R), and Ammens(R). Brands acquired through license agreements include Sea Breeze(R) and Vitapointe(R), subject to third party approval. A new division will be created specifically to market these products which are distributed primarily to the mass, drug, grocery and professional beauty markets nationwide, with targeted distribution internationally. The Company believes that combined sales of these brands are expected to be approximately $45 million annually. The transaction will immediately boost sales and be accretive to the Company's earnings per share next fiscal year, beginning March 2003.

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         The purchase price will be paid in cash, but other terms of the transaction were not disclosed. The transaction is scheduled to close within ninety days. Cash used in this transaction will be provided from the Company's current cash position.

         Gerald J. Rubin, Helen of Troy's Chairman, Chief Executive Officer and President, commenting on the acquisition of these new brands stated, "We are very excited to add these brand names to our already impressive list of brands. These lines possess strong brand heritage, established consumer loyalty and we believe great potential for expansion. They will allow us to compete in new product categories such as liquid hairstyling and hair care, body powders, and face and skin care. We believe that by applying our proven business and marketing strategies to these already successful brands we can capitalize and expand upon their existing consumer appeal, " Rubin concluded.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers and paraffin baths. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade names including Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., and Sunbeam(R) licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R) and DCNL. The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

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         This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2002.



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2002